Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Providence Service Corporation:

We consent to the incorporation by reference in registration statements (Nos. 333-151079, 333-112586, 333-117974, 333-127852, 333-135126, and 333-145843) on Form S-8 and registration statement (No. 333-148092) on Form S-3 of The Providence Service Corporation (the Company) of our reports dated March 12, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements dated March 12, 2010 contains an explanatory paragraph that states that the Company adopted the disclosure provisions of SFAS No. 157, Fair Value Measurements (included in FASB ASC Topic 320, Investments-Debt and Equity Securities).

/s/ KPMG LLP

Phoenix, Arizona

March 12, 2010